AMENDMENT NO. 1 DATED AS OF JULY 1, 2015 TO

INVESTMENT MANAGEMENT AGREEMENT DATED AS OF OCTOBER 19, 1999

WHEREAS, AMG FUNDS (formerly, MANAGERS AMG FUNDS), a Massachusetts business trust having its principal place of business in Norwalk, Connecticut (the “Trust”), and AMG FUNDS LLC (formerly, MANAGERS INVESTMENT GROUP LLC, which was formerly THE MANAGERS FUNDS LLC), a limited liability company organized under the laws of the State of Delaware and having its principal place of business in Norwalk, Connecticut (the “Adviser”), entered into an Investment Management Agreement dated as of October 19, 1999 (as amended through the date hereof, the “Investment Management Agreement”);

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) desire to amend the Investment Management Agreement as provided herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Amendment to the Investment Management Agreement. Effective as of the date hereof, the Investment Management Agreement is hereby amended as follows:

A. Section 15. Section 15 is hereby added to the Investment Management Agreement to read in its entirety as follows:

“15. Sub-Adviser Oversight. Without limiting any other power or authority set forth elsewhere in the Investment Management Agreement, or pursuant to any law or otherwise, of the Adviser to delegate its responsibilities under the Investment Management Agreement in respect of any Fund to one or more other parties, and without limiting any obligation of the Adviser under the Investment Management Agreement, in any case where the Adviser has subcontracted, as contemplated by Section 11 of the Investment Management Agreement, with a sub-adviser for the performance of any services to be rendered by the Adviser to any Fund under Section 2(a) or Section 6 of the Investment Management Agreement (a “Sub-Adviser”), the Adviser shall take the following actions in respect of the performance by the Sub-Adviser of its obligations regarding the Fund:

(1)	perform periodic detailed analysis and reviews of the performance by each Sub-Adviser of its obligations to a Fund, including without limitation analysis and review of portfolio and other compliance matters and review of each Sub-Adviser’s investment performance in respect of a Fund;

(2)	prepare and present periodic reports to the Board of Trustees of the Trust (the “Board”) regarding the investment performance of each Sub-Adviser and other information regarding each Sub-Adviser, at such times and in such forms as the Board may reasonably request;

(3)	review and consider any changes in the personnel of each Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board;

(4)	review and consider any changes in the ownership or senior management of each Sub-Adviser and make appropriate reports to the Board;

(5)	perform periodic in-person or telephonic diligence meetings, including with respect to compliance matters, with representatives of each Sub-Adviser;

(6)	assist the Board and management of the Trust in developing and reviewing information with respect to the initial approval of each agreement with a Sub-Adviser (a “Subadvisory Agreement”) and annual consideration of each Subadvisory Agreement thereafter;

(7)	prepare recommendations with respect to the continued retention of any Sub-Adviser or the replacement of any Sub-Adviser, including at the request of the Board;

(8)	identify potential successors to or replacements of any Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board a recommendation as to any such successor, replacement, or additional Sub-Advisers, including at the request of the Board;

(9)	designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services; and

(10)	perform such other review and reporting functions as the Board shall reasonably request consistent with the Investment Management Agreement and applicable law.

The Adviser shall perform the obligations under the Investment Management Agreement relating generally to the investment program of a Fund to the extent not delegated to a Sub-Adviser.”

2. Defined Terms; Confirmation of Other Terms of the Investment Management Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Investment Management Agreement. The Investment Management Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

4. Limitation of Liability. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.”

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of July 1, 2015.

AMG FUNDS

By:	/s/ Donald S. Rumery
Name:	Donald S. Rumery
Title:	Treasurer, Chief Financial Officer and Principal Financial Officer

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer